UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 1, 2016
Date of Report (date of earliest event reported)

GIGOPTIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive
San Jose, CA 95134
(Address of principal executive offices)

(408) 522-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On April 1, 2016, GigOptix, Inc., a Delaware corporation (“GigOptix” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between GigOptix, Champagne Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GigOptix (“Merger Sub”), Magnum Semiconductor, Inc., a Delaware corporation (“Magnum”) and Fortis Advisors LLC, as the Stockholders’ Representative. Pursuant to the Merger Agreement, GigOptix will acquire Magnum through a reverse triangular merger, whereby Merger Sub will be merged with and into Magnum, with Magnum as the surviving corporation (the “Merger”).

The Merger Agreement was approved by the board of directors of both GigOptix and Magnum. No vote by the GigOptix stockholders will be required to consummate the Merger. The Board of Directors of Magnum has also adopted resolutions recommending the requisite Magnum stockholder approval for consummation of the Merger.

Upon the consummation of the Merger, the outstanding shares of, and certain warrants to acquire, Magnum’s senior preferred stock, as well as notes held by the holders of such shares of Magnum senior preferred stock, will be converted either into the right to receive shares of GigOptix common stock or cash depending upon whether the holder of such shares of preferred stock or warrants are “accredited investors” as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended. All other shares of, and options and warrants to acquire, Magnum common and preferred stock will be cancelled, extinguished and terminated without conversion upon the consummation of the Merger. The total number of shares of GigOptix common stock to be issued to holders of outstanding shares of, and certain warrants to acquire, Magnum’s senior preferred stock (including for the notes held by such holders) will be approximately 7,057,000 shares, and the total amount of cash to be paid to holders of outstanding shares of, and certain warrants to acquire, Magnum’s senior preferred stock will be approximately $1,125,000 (collectively, the “Merger Consideration”). The amount of shares of GigOptix common stock and cash to be paid and issued is tied to the average of the closing price of the GigOptix common stock on the NYSE MKT stock exchange over the thirty day period ending three days prior to the closing date for the Merger (the “Parent Common Valuation”).

In addition to the shares of GigOptix common stock and cash being paid and issued as described above, immediately prior to the closing of the Merger, GigOptix is lending money to Magnum to enable Magnum to repay its senior debt as well as make payments to current employees of Magnum. Magnum’s senior debt of approximately $32,235,000 will be repaid in cash and the liens held by Magnum’s lender will be terminated at the closing of the Merger. In addition, $2.5 million in cash will be paid to the Merger Agreement to current employees of Magnum and its subsidiaries, and $1.5 million in cash will be paid for Magnum's expenses in the Merger.

The Merger Consideration will be subject to certain adjustments for the Indemnifying Parties (as defined below) as set forth in the Merger Agreement, including that Magnum at closing will have a net working capital of approximately $5.1 million and deliver cash on its balance sheet at closing of $1.6 million. The Company expects to finance the cash portion of the Merger Consideration and the loan that it is making to Magnum for Magnum to repay Magnum’s senior debt and to make payments to current employees of Magnum with a combination of cash-on-hand and the net proceeds of debt financing which the Company will be obtaining at the closing; however, the Company’s obligation to consummate the Merger is not conditioned upon the Company’s ability to consummate the debt financing.

The Merger Agreement contains customary representations, warranties and covenants made by GigOptix, Merger Sub and Magnum. Among others, Magnum has agreed to operate its business in the ordinary course during the period between the execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, and not to solicit proposals relating to or enter into discussions concerning any proposals for alternative business combination transactions relating to Magnum (“Alternate Transactions”).

Pursuant to the Merger Agreement, certain Magnum employees who are employed by GigOptix or one of its subsidiaries after the closing will be eligible for retention bonuses payable to such employees who remain employed by GigOptix or one of its subsidiaries on each of April 1, 2017, 2018, 2019 and 2020.

GigOptix and Magnum currently expect to complete the Merger in April 2016.

The closing of the Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including: (i) regulatory approvals, (ii) approval of the Merger by the stockholders of Magnum (and certain stockholders of Magnum representing approximately 46% of the voting power of the preferred stock in Magnum have entered into a voting agreement with the Company to vote their shares to approve the Merger), (iii) the absence of a material adverse effect on Magnum, (iv) the performance of each party’s respective obligations under the Merger Agreement in all material respects, (v) the accuracy of each party’s respective representations and warranties, and (vi) holders of no more than eleven percent of the shares of capital stock in Magnum having dissented or maintain a right to dissent to the Merger and exercise appraisal rights.

The Merger Agreement may be terminated at any time prior to closing of the transactions contemplated by the Merger Agreement: (i) by mutual written agreement of GigOptix and Magnum, (ii) by GigOptix or Magnum if closing is prohibited by a governmental authority, (iii) by GigOptix or Magnum if the closing conditions have not been satisfied or waived by April 30, 2016, (iv) by GigOptix, in the event of certain material incurable breaches of representations, warranties or covenants by Magnum, (v) by Magnum, in the event of certain material incurable breaches of representations, warranties or covenants by GigOptix, (vi) by GigOptix, in the event (A) Magnum’s board of directors endorses, accepts or agrees to an Alternative Transaction regarding Magnum, or (B) if any inquiry, offer or proposal for an Alternative Transaction regarding Magnum has been made and Magnum’s board of directors does not reconfirm its approval of the Merger Agreement or (vii) by Magnum (if at any time prior to Magnum Stockholder Vote) it receives a superior Alternate Transaction regarding Magnum.

Pursuant to the Merger Agreement, at closing, shares of GigOptix common stock being issued as Merger Consideration with a value of $6.0 million using the Parent Common Valuation (the “Escrow Amount”), will be deposited in an indemnity escrow account to secure certain indemnification obligations of the recipients of the Merger Consideration (the “Indemnifying Parties”). The Indemnifying Parties have agreed to indemnify GigOptix for claims and losses arising out of or related to, among others: (i) breaches of representations and warranties of Magnum, (ii) breaches of covenants of the Magnum and the Stockholders’ Representative, (iii) any amounts paid to former Magnum stockholders with respect to dissenting shares required to be paid to the extent that the aggregate of such amounts exceed the aggregate portion of the Merger Consideration such stockholders would have received had they not dissented, plus that portion of the Escrow Amount deposited with regard to such holders, (iv) the amount of the actual working capital of the Magnum at closing that is less than $5.1 million, and (v) certain tax liabilities. GigOptix has agreed to indemnify Indemnifying Parties and their affiliates for claims and losses arising out of or related to breaches of representations, warranties and covenants of the Company in the Merger Agreement.

The Indemnifying Parties aggregate indemnity obligations related to breaches of representations, warranties and covenants are generally capped at the Escrow Amount, except for fraud, certain fundamental representations and liabilities including related to taxes, which are subject to a cap equal to the $10.0 million. In general, the Indemnifying Parties will not be required to pay any amounts in respect of its indemnification obligations until the aggregate amount of all losses exceeds a deductible of $100,000, in which case the Indemnifying Parties will be required to indemnify only for such losses in excess of the deductible. The deductible will not apply to losses to the extent such losses arise from or relate to certain fundamental representations and liabilities related to dissenting shares and certain taxes.

The shares of GigOptix common stock being issued in the Merger will be issued in reliance upon the exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder. Further, such shares will be issued directly by the Company and will not involve a public offering or general solicitation. Each recipient of the shares constituting a part of the Merger Consideration is an “accredited investors” as that term is defined in Rule 501 of Regulation D and has certified that it will acquire the shares of GigOptix common stock for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof. GigOptix has covenanted to use its best efforts to prepare and file within ten days of the closing of the Merger a registration statement under the Securities Act of 1933, as amended, to permit the resale of such shares of GigOptix common stock.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified by reference in its entirety to the full text of the Merger Agreement, a copy of which attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On April 4, 2016, GigOptix and Magnum issued a joint press release announcing, among other things, the execution of the Merger Agreement and the intent of GigOptix to change its name upon the closing of the Merger to GigPeak, Inc. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 1, 2016, by and between GigOptix, Inc., Champagne Merger Sub, Inc., Magnum Semiconductor, Inc. and Fortis Advisors LLC.
99.1	Press release dated April 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

Date: April 4, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 1, 2016, by and between GigOptix, Inc., Champagne Merger Sub, Inc., Magnum Semiconductor, Inc. and Fortis Advisors LLC.
99.1	Press release dated April 4, 2016.